Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:

Barbara Coy

HyperSpace Communications, Inc.

Phone (303) 566-6532

Email investor@ehyperspace.com

HYPERSPACE COMMUNICATIONS INC. SHAREHOLDERS APPROVE ACQUISITION OF MPC COMPUTERS

Denver, CO - July 22, 2005 - HyperSpace Communications, Inc. (AMEX: HCO) shareholders voted today in favor of three proposals related to the acquisition of MPC Computers and re-elected two members of the company’s Board of Directors who will hold office until closing.

The approved proposals include:

Proposal #1 -	Approval of the merger agreement, as amended, and the merger, and issuance of shares of common stock and warrants pursuant to the merger agreement.

Proposal #2 –	Approval of an amendment to HyperSpace articles of incorporation to increase the number of authorized shares of capital stock.

Proposal #3 –	Amendment to the HyperSpace 2004 Equity Incentive Plan.

Proposal #4 –	Election of Directors: Rina Singer Delmonico and James M. Gumina were both re-elected to the HyperSpace Board of Directors.

The combined company will focus on PCs and IT solutions, specifically in the government, education and mid-size business segments.  MPC offers a complete product line of PC desktops, notebooks, servers and storage devices as well as a wide range of related services.  HyperSpace offers software that accelerates web and client/server applications over wired and wireless networks.

“We are excited about moving forward as a combined company,” said John P. Yeros, CEO of HyperSpace Communications.  “MPC Computers has a great track record of serving customers in government, education and business, and we look forward to its continued success as a part of HyperSpace Communications.”

About HyperSpace Communications:

HyperSpace Communications, Inc. (AMEX: HCO), through its subsidiary MPC Computers, provides PC products and IT solutions to mid-sized businesses, government agencies and education organizations.  MPC’s products include desktops, notebooks, servers and storage, all of which are backed by an industry-leading level of service and support.  HyperSpace also offers software for network acceleration and secure data transmission.  For more information, visit HyperSpace online at www.ehyperspace.com.

Cautionary Statement

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of HyperSpace Communications or MPC Computers to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Other factors, which could materially affect such forward-looking statements, can be found in HyperSpace Communications’ filings with the Securities and Exchange Commission, including risk factors at www.sec.gov.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  Factors that could materially affect the results, performance or achievements of MPC Computers include competition in the PC industry, rapid changes in technology, intellectual property disputes, reliance on federal, state and local government for a significant portion of its revenue, and fluctuations in MPC Computers’ operating results, working capital and borrowing base under its credit facility.  The forward-looking statements made herein are only made as of the date of this press release and HyperSpace Communications undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.